Exhibit 10(a)2
SOUTHERN COMPANY

OMNIBUS INCENTIVE COMPENSATION PLAN

2010 STOCK OPTION AWARD AGREEMENT

Your Options are subject to the following terms and conditions:

1.
Grant:  The Southern Company (the “Company”) Compensation and Management Succession Committee (the “Committee”) has granted you nonqualified stock options (the “Options”) to purchase shares of Southern Company common stock (“Common Stock”).  This award is governed by the 2006 Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”).

2.
Terms:  Terms used in this Award Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Award Agreement.

3.
Grant Date, Number of Shares and Grant Price:  The Grant Date of your Options is ___________________, the number of shares granted to you under your Options is ______ and the Grant Price (also referred to as the Exercise Price per share) is $______.  This information is also set forth on the UBS Financial Services Inc. website at https://onesource.ubs.com/so.  The Grant Price is equal to the closing price of a share of Common Stock on the Grant Date.

4.	Option Term: The Options have been granted for a period of ten (10) years from the Grant Date (the “Option Term”).

5.
Vesting and Exercise:  Options do not provide you with any rights or interests until they vest (become exercisable).  One-third of the shares granted under the Options shall vest on each one year anniversary of the Grant Date.

6.
How to Exercise:  You may exercise an Option by entering and executing an exercise order with UBS Financial Services Inc. and obtaining an exercise confirmation.  UBS Financial Services Inc. may be reached by telephone at 404-760-3312 or 1-866-4SO-OPTION (1-866-476-6784) or on the UBS Financial Services Inc. website at https://onesource.ubs.com/so. Payment for shares you elect to purchase may be made in cash or in any other form of payment allowed by the Company.  Should you decide to purchase Common Stock pursuant to the exercise of an Option with previously purchased Common Stock (if allowed), any such Common Stock used as payment will be valued at its Fair Market Value as of the date of exercise of the Option.

7.Impact of Termination of Employment The vesting and term of any Options will change if you terminate employment, according to the following table:

Termination of Employment Event	Impact on Unvested Options	Exercise Period for Vested Options (But in No Event Beyond the Original Option Term )

Disability 1	Vest fully	3 years
Retirement 2	See below	5 years
Death	Vest fully	3 years
Any other type of termination not for cause3	Forfeited	90 days
Any termination for cause3/4	Forfeited	Forfeited

1Disability means any physical or mental condition which would qualify you for a disability benefit under the long-term disability plan maintained by the Company and applicable to you, or if no such disability plan exists, as determined by the Committee.
2Retirement means any retirement under the Southern Company Pension Plan.
3Cause is determined by the Committee.
4Any termination for cause includes any type of termination (including, but not limited to, a voluntary or involuntary resignation by you, a voluntary or involuntary termination by the Company, your termination with severance, your retirement, or your termination because of a disability) if such termination is related to cause.

Except for Retirement, Options that are not, and do not, become exercisable at the time of your termination of employment will, coincident therewith, terminate and be of no force or effect.

Upon your Retirement, all Options that are not exercisable as of the date of your Retirement shall become fully vested and all Options shall remain exercisable until the earlier of (1) 5 years from your Retirement or (2) the Option Term; provided, however, that if within two years following your Retirement you become directly or indirectly employed by a Peer Company, all Options that are unvested or were unvested immediately prior to your Retirement shall immediately be forfeited.  Upon request, you must provide written information regarding your employer (if any) within two years following your Retirement and confirm that you are not employed by a Peer Company.  If you (1) fail to provide the above information as requested or (2) become directly or indirectly employed with a Peer Company within two years following your Retirement, all unvested Options and all Options that vested upon Retirement shall be immediately forfeited and, to the extent any of such Options have been exercised, you must repay an amount equal to any gain realized from such exercise to the Company within 60 days after you are notified that repayment is required.  If you do not repay such amount within 60 days, the Company may set-off the amount of any such gain against any amount owed to you by the Company or an affiliate.  “Peer Company” means any company or entity engaged in the generation, distribution, marketing and/or sale of electricity.

If you die within the post-Retirement period for exercise, all outstanding Options will vest immediately and your executor or administrator or other authorized person will have 3 years from the date of your death to exercise (subject to the expiration of the original 10-year term of the Options).

8.
Transferability:  Options are not transferable except by will or the laws of descent and distribution and may be exercised during your life only by you or, following your death or disability if any Options are still exercisable, by your duly appointed guardian or other legal representative.

Notwithstanding the above, if you are a designated “executive officer”, as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, of Southern Company (but not of a Southern Company subsidiary) at the time of transfer (or, if your employment has terminated at the time of transfer, at the time of your termination), Options may be transferred to your immediate family (spouse, children, or grandchildren), a trust for the benefit of your immediate family, or a partnership or limited liability company whose only partners or members are you or your immediate family (any such recipient to be referred to as a “Transferee”), provided such transfer is not a transfer for value for federal income tax purposes.  Subsequent transfer or assignment by a Transferee is prohibited and any such attempt will be disregarded as void. Please provide prior notice of any transfer to the Senior Vice President, Human Resource and Chief Diversity Officer.  Transfers incident to a divorce are not allowed.

9.
Other Terms and Conditions.  The Design Details, an administrative document adopted by the Committee which is set forth on the UBS Financial Services Inc. website at https://onesource.ubs.com/so, contains additional provisions that apply to the Options.  Additionally, the Options are subject to all of the terms and conditions set forth in the Plan and any other administrative documents adopted by the Committee.  By exercising any portion of the Options, you agree to be subject to all of the terms and conditions of this Award Agreement.  Additionally, you agree to be subject to all of the terms and conditions of the Plan, the Design Details, and any other administrative documents, as amended from time to time.

10.	Additional Information: Please refer any questions you may have regarding these Options to UBS Financial Services Inc. at 404-760-3312 or 1-866-4SO-OPTION or HR Direct at 1-888-678-6787.

I have read and understand the foregoing and hereby accept the referenced grant of Options subject to the terms and conditions described herein.

_________________________________ NAME

_________________________________ Date